NON-QUALIFIED STOCK OPTION
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RALSTON PURINA COMPANY (the "Company"), effective April 18, 2000 grants this Non-Qualified Stock Option to Chief Financial Officer ("Optionee") to purchase a total of ______shares of Common Stock of the Company ("Common Stock") at a price of $18.25 per share pursuant to its 1999 Incentive Stock Plan
(the "Plan"). Subject to the provisions of the Plan and the following terms, Optionee may exercise this Option from time to time by tendering to the Company written notice of exercise together with the purchase price in cash, or in shares of Common Stock at their Fair Market Value as determined by the Human Resources Committee, or both.

1.     Normal  Exercise.  This Option becomes exercisable at the rate of 33-1/3%
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of the total shares on April 18 in each of the years 2003, 2004 and 2005. This Option remains exercisable through April 17, 2010 unless Optionee is no longer employed by the Company, in which case the Option is exercisable only in accordance with the provisions of paragraph 3 below.

2.     Acceleration.  Notwithstanding  the  above,  any  shares  not  previously
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forfeited under this Option will become fully exercisable before the normal exercise dates set forth in paragraph 1 hereof upon the occurrence of any of the following events while Optionee is employed by the Company:

     a.     death  of  Optionee;

     b. declaration, by the Committee, of Optionee's total and permanent disability; or

     c.   a  Change  of  Control.

3.     Exercise  After Certain Events.  Upon the occurrence of any of the events
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described below, any shares that are exercisable upon such occurrence shall remain exercisable during the period stated below, but, in any event, not later than April 17, 2010:

     a. If Optionee's employment is terminated due to declaration of total and permanent disability, such shares that are exercisable shall remain exercisable for five years thereafter;

     b. If Optionee's employment is terminated due to death, such shares that are exercisable shall remain exercisable for three years thereafter;

     c. If Optionee's employment is terminated voluntarily or involuntarily (other than a Termination for Cause), such shares that are exercisable shall remain exercisable for six months after such termination;

     d. When, prior to a Change of Control, there has been a declaration of forfeiture pursuant to Section IV of the Plan because Optionee's employment is Terminated for Cause, Optionee engages in competition with the Company or an Affiliate, or Optionee engages in any activity or conduct contrary to the best interests of the Company or any Affiliate, such shares that are then exercisable shall remain exercisable for seven days after such declaration; or

     e. After a Change of Control, if Optionee's employment is Terminated for Cause, Optionee engages in competition with the Company or an Affiliate, or Optionee engages in any activity or conduct contrary to the best interests of the Company or any Affiliate, such shares that are then exercisable shall remain exercisable for seven days after a declaration that any of such events has occurred.

4.     Forfeiture.  Prior  to  a  Change  of  Control, this Option is subject to
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forfeiture for the reasons set forth in Section IV.A.1, 3 or 4 of the Plan. If there is a declaration of forfeiture, those shares that are exercisable at the time of the declaration may be exercised as set forth in paragraph 3 hereof; all other shares are forfeited.

5.     Definitions.  Unless  otherwise  defined  in  this  Non-Qualified  Stock
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Option, defined terms used herein shall have the same meaning as set forth in the Plan.

     "Change of Control" shall occur when (i) a person, as defined under securities laws of the United States, acquires beneficial ownership of more than 50% of the outstanding voting securities of the Company; or (ii) the directors of the Company immediately before a business combination between the Company and another entity, or a proxy contest for the election of directors, shall, as a result thereof, cease to constitute a majority of the Board of Directors of the Company or of any successor to the Company.

     "Eligible Optionee" shall mean an Optionee who is actively at work at, or on an approved leave of absence from, the Company or an Affiliate at the time of exercise of an Eligible Option.

     "Eligible Option" shall mean an outstanding Option, held by an Eligible Optionee, which has a remaining term of at least one year.

6.     Severability.  The invalidity or unenforceability of any provision hereof
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in any jurisdiction shall not affect the validity or enforceability of the remainder hereof in that jurisdiction, or the validity or enforceability of this Non-Qualified Stock Option, including that provision, in any other jurisdiction. To the extent permitted by applicable law, the Company and Optionee each waive any provision of law that renders any provision hereof invalid, prohibited or unenforceable in any respect. If any provision of this Option is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible.

7.     Grants  of  Restoration  Options.  If  Optionee  exercises this Option by
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tendering shares of Common Stock that have been held for at least six months, and if Optionee is an Eligible Optionee and the Option qualifies as an Eligible Option at the time of such exercise, then Optionee shall be entitled to a grant of a Restoration Option to purchase a number of shares of Common Stock equal to the number of shares so tendered. Such Restoration Option shall permit the Optionee to purchase shares of Common Stock of the Company at an exercise price equal to the New York Stock Exchange - Composite Transactions closing price on the date of grant, and shall be subject to such other terms and conditions as the Human Resources Committee of the Board shall determine.


ACKNOWLEDGED  AND  ACCEPTED:          RALSTON  PURINA  COMPANY

____________________________
Optionee
                                   By:
                                      _________________________
____________________________          W.  P.  McGinnis,
Date                                  Chief  Executive  Officer